Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
Community-Issue FAQ
Overview
Can you describe the transaction?
TXU and an investor group led by KKR and Texas Pacific Group have entered into a definitive merger agreement.
TXU shareholders will receive $69.25 in cash for each share of TXU common stock held. This represents a 24.6% premium. The total value of the transaction is $45 billion.
The transaction is subject to customary conditions, including approval of TXU shareholders and various regulatory agencies, including the Federal Energy Regulatory Commission (FERC), the Nuclear Regulatory Commission (NRC) and the Federal Communications Commission (FCC). We expect that the transaction will close in the second half of 2007.
We believe this transaction will enable us to become more customer-centered, technology-driven and environmentally focused. This means:
•	First, this means we can provide a 10% price reductions for residential customers in its traditional service area who haven’t already selected one of TXU Energy’s other lower-priced offers (6% within approximately 30 days and an additional 4% at the closing of the transaction) and protect those prices through September 2008. This will ensure that these customers receive the benefits of these savings through two summer seasons of peak energy usage.

•	Second, we can take a new, more “patient” approach to solving Texas’ long-term, complex power challenges. We will continue our plans to meet Texas’ near-term power demand, however, we will scale back the size and scope of our original new build strategy. This will allow us to take advantage of — and incorporate — new technology advancements, alternative energy sources and conservation and energy efficiency efforts, for the longer-term power needs.

•	Third, we will re-organize our corporate structure, creating three distinct businesses so we can better and more quickly meet the needs of the customers of each of these businesses. This will include name changes, separate boards, management teams, and headquarters.

•	Fourth, we expect to make significant investments in energy efficiency and conservation programs, R&D and alternative/renewable energy sources and technologies to bring our customers new and innovative products and to drive longer-term value through technological advancements with a commitment to environmental stewardship.
Who are the members of the buyer group?
KKR is one of the world’s largest and most successful private equity firms and has completed buyout transactions that are among the most complex in history. However, the firm’s investment approach is fundamentally simple. It acquires industry-leading companies and works with management to grow and improve them. Established in 1976, it has completed over 140 transactions.
Texas Pacific Group is a private investment partnership managing over $15 billion in assets. It is based in Fort Worth, with additional offices in San Francisco and London. TPG seeks to invest in world-class franchises across a range of industries.
Additionally, there are a number of other financial institutions that intend to be equity investors at closing.
The investor group has indicated they look forward to working with TXU’s management team and talented employees in the years ahead.
In addition, former U.S. Secretary of State James A. Baker, III will serve as Advisory Chairman to the investment group. Following the closing of the transaction, former EPA Administrator William Reilly will join Board of Directors and lead effort making climate stewardship central to corporate policies. Donald L. Evans, former U.S. Secretary of Commerce; James R. Huffines, Chairman of the University of Texas Board of Regents; and Lyndon L. Olson Jr., former Texas State Representative and former U.S. Ambassador to Sweden, will join the Board of Directors. TXU will create an independent Sustainable Energy Advisory Board to guide energy investments. This board is expected be comprised of individuals who represent the following interests: the environment, customers, Texas economic development and ERCOT reliability standards.
Why are you taking TXU private? How did this come about? What are these private investors offering that couldn’t be accomplished independently as a public company?
The TXU board and management team have been strategically evaluating how to best reshape TXU’s strategy, in light of various factors including input from stakeholders, the new competitive marketplace, the growing and diverse energy needs of Texas, growing concerns around climate change, and other issues. As we were going through this process, we were approached by the investor group with a proposal that addressed our key strategic objectives. It became clear that the TXU board, TXU management team and the investor group had a shared vision to transform TXU into the most customer-centered, technology-led, environmentally responsible innovator in the industry.
After carefully evaluating various options in terms of the company’s structure, we determined that private ownership with these partners was the best solution to effectively and efficiently enable this critical transformation in a timely manner. By transitioning to private ownership, we will free ourselves from the short-term financial pressures affecting public companies and team up with a group of investors committed to making investments through technological innovation and business transformation.

Name Changes
Why are you changing the name of the Holding Company?
We believe the name Luminant better reflects the company’s transformation and focus on customer-centered innovation.
Why are you changing the names of TXU Electric Delivery and TXU Power?
Our subsidiaries have fundamentally different missions, strategies and customers. We have listened to concerns from the PUC and from market participants that there may be some customer confusion that arises from “TXU” being in both the name of the competitive retail company and the regulated delivery company. Changing the names of the companies allows customers, employees and communities to better distinguish the contributions, capabilities and focus. Symbolically, the new name communicates our new vision of the company as one highly focused on customer-centered innovation that will drive our success and the transformation of our businesses and the Texas energy marketplace.
The Oncor Electric Delivery name also works well for our delivery business and was used briefly several years ago. In fact, many investors still use the name.
Different, More Responsive Approach to Meeting Near- and Long-Term Energy Challenges
What has changed to make management rethink its generation development strategy? If coal is the right technology for Texas, why are we cancelling our reference plants?
TXU still considers coal to be a key part of meeting the Texas power challenge. A number of factors have caused TXU to shift its strategy away from current pulverized coal technologies. Both TXU’s board and its management team as well as the investor group are keenly aware of a balance of factors that have evolved since the April announcement, including the move to a fully competitive energy market, stakeholder feedback, new supplies announced by other generators, uncertainty in the permitting process, and the evolving global warming debate.
This has driven our focus on ensuring the near-term needs are met. In the short term, TXU will continue pursuit of its Oak Grove permits and resolution of the Sandow consent decree—coal facilities that leverage Texas lignite. TXU believes that future environmental technologies may allow TXU to produce energy, cheaply and environmentally efficiently while ensuring energy security and growth for the Texas economy.
By suspending the permit applications for the eight reference plant units, we will be able to best take advantage of — and incorporate — new technology advancements, alternative energy sources and conservation and energy efficiency efforts into future development opportunities.
What impact will this have on your plans for 11 coal-fired units?
Under the guidance of an independent Sustainable Energy Advisory Board that will be created upon the closing of the merger, we will assess demand and capacity needs.

We’ll scale back the size and scope of our planned coal-fired generation to best take advantage of — and incorporate — new technology advancements, alternative energy sources and conservation efforts.
Re-shape New Build
•	Meet near-term power needs with investments in energy conservation and efficiency programs, and construction of Oak Grove and Sandow units.

•	Provides opportunity for renewable/alternative energy sources and next-generation technologies to mature in order to solve long-term challenges.

•	Suspend permitting on the eight coal-fueled reference plant units that were intended to address future needs — giving new energy solutions time to mature.

•	Withdraw the reference plant permits, upon closing of transaction.
Environmental Stewardship and New Technology
•	Remain committed to reducing sulfur dioxide, nitrogen oxides and mercury by 20% from 2005 levels.

•	Address environmental issues through substantial new investments in research, demand-side management: substantially expanded $400 million conservation and energy efficiency program, new renewable wind power program, IGCC evaluation, and accelerated investments in next-generation clean technology.
Under your new plan, how will you adequately address the electricity needs of Texas in the coming years?
Our plan, in conjunction with anticipated actions by other developers and generators, should provide sufficient power for Texas over the near-term. We remain committed to enhancing Texas’ energy supply to meet future needs and will work collaboratively with Texas leaders to address this generation development in a manner that allows for incorporation of new technology advancements and alternative energy sources. We will continue to evaluate, along with ERCOT, the longer-term issues as we make progress.
In retrospect, was it a mistake to file for 8 reference plant permits all at once?
No. At the time, we believed that we had a solution that would have addressed Texas’ energy challenge. Now, there is a balance of factors that have fundamentally altered the environment, including stakeholder feedback, new energy supplies announced by other generators, uncertainty in the permitting process, the evolving global warming debate, and changes in the competitive landscape.
Have you been ‘surprised’ by the opposition?
In this day and age, we assumed there would be opposition. Certain opponents will never be satisfied with any growth plans no matter how environmentally benign— we expected that. We do acknowledge that the carbon debate has escalated more rapidly since April than anyone anticipated. We recognize this growing concern, and feel like we are responding in an appropriate way.
Did you ever really think you would be able to build all those units or was this your plan all along?
At the time it was announced, we believed we could and should permit and construct all the plants to meet the near-term energy needs of Texas. With changing circumstances, including the opportunity presented by this transaction to accelerate our concepts in this regard, we have the opportunity to revise and improve that plan to allow for incorporation of new technology advancements, alternative energy sources, conservation, and energy efficiency.
Will you still deliver on your 20% fleet-wide reduction of key pollutants?
TXU remains committed to its pollution reduction program, reducing total emissions of sulfur dioxide (SO2) nitrogen oxides (NOx) and mercury to 20% below 2005 levels.
Why not retrofit mothballed gas plants?
Theses plants have been mothballed for a reason. They are old and inefficient and therefore more expensive to operate. It would not make economic, nor environmental sense to retrofit these old units.
Will all of your existing plants remain in operation?
Yes, our existing plants will continue to operate although some of the older gas-fueled units may go off-line over time if not needed to meet reliability needs. We continue to take very seriously our responsibility to supply energy to the state of Texas.
Under the new owners, how much will you commit to renewables?
We will reaffirm our commitment to more than double our wind power purchases to 1.5 GW over the next five years. Additionally, we expect to make significant investment in advancing new technologies, including renewable resources.
Will IGCC technologies be used at any of your locations?
We cannot speculate as to whether IGCC technology will be used in the future at any of our present facilities or locations. However, TXU is committed to the development and deployment of advance technologies with a commitment to exploring IGCC’s potential to meet Texas’ reliability requirements.
Immediate and Longer-Term Benefits to Customers and Other Stakeholders
Why is this transaction good for customers? How will the separation of businesses be good for customers?
We expect that the transaction will enable TXU to be a more customer-centered, innovative company. That means that we expect to execute on a streamlined plan to provide more reliable, more affordable and cleaner electricity. TXU Energy will provide annual savings through a 10% price reduction for residential customers in its traditional service area who haven’t already selected one of TXU Energy’s lower-priced offers. Customers will begin receiving a 6% reduction in approximately 30 days, and an additional 4% reduction at the close of the transaction. TXU Energy will also offer price protection through September 2008, ensuring customers receive benefits through two summer seasons of peak energy use. We’ll continue to develop a broader and more innovative array of products and services, like smart appliances and other demand-side management programs. And we’re going to use next-generation technologies from every part of the business to drive better prices, service and environmental performance.
Establishing independently run businesses will allow us to better focus on the unique customers that each business serves. This is a critical next step in the transition from a regulated market to a customer-centered, innovative competitor. We believe it will allow us to react more quickly to changing market conditions, deploy technology wisely and invest our capital more effectively. Together with the worldwide network and capabilities of our strategic partners, we will be in a better position to grow our independent businesses.
Furthermore, this will all be seamless to customers. Customer service and billing processes will remain the same. Payment locations and online services will remain the same. And we’ll remain committed to providing our customers reliable, affordable and clean power.
Where will you be headquartered?
We’ll stay in the Dallas/Fort Worth area.
Community Questions
What do you have to say to the communities that were counting on these new coal-fueled units?
We appreciate the support of these communities and the strong partnerships we have forged. Even though the original proposal may have been scaled back in some of these communities, we remain committed to meet the state’s near-term and future energy needs. We will be constantly reevaluating the opportunities in and needs of Texas.
How will this transaction impact the economy of Texas?
TXU remains committed to reinvestment in the Texas economy. TXU expects to invest billions of dollars in the Oak Grove and Sandow 5 facilities. This program is expected to create thousands of temporary and full-time jobs and significantly contribute to the gross state product. TXU Electric Delivery (to be renamed Oncor Electric Delivery) is expected to spend an additional $3.6 billion over the next five years improving the Texas power delivery infrastructure.
How will this change our commitment to Energy Aid?
We will remain committed to our industry-leading Energy Aid program that provides bill payment assistance to customers in need.
Additional Information and Where to Find It
     In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMIPRORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.

Participants in the Solicitation
     The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.